Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This  Exclusive License Agreement (this “Agreement”) is effective as of March 15, 2026 (the “Effective Date”) and made and entered into on May 8, 2026 (the “Execution Date”), by and between Impetis Biosciences Limited, a company incorporated in India, having a place of business at address of 6th Floor, Wing E, Times Square, Marol, Andheri-Kurla Road, Gamdevi, Andheri-East, Mumbai, 400059, Maharashtra, India (“Licensor”),  and Vyome Holdings, Inc., a Delaware corporation having its principal office at Harvard Square One Mifflin Place, Suite 400, Cambridge, MA 02138 (the “Licensee” and together, with the Licensor, the “Parties” and each a “Party”).

Recitals

WHEREAS, Licensor is in the business of progressing its high-value assets through collaborations and partnerships in order to transform the lives of patients suffering from diseases that have no or limited therapeutic choices;

WHEREAS, Licensor developed certain proprietary compounds for the treatment of various immuno-inflammatory and other conditions, disclosed or included in, or covered by any of the Licensed Patents (as defined below);

WHEREAS, Licensee is a clinical stage drug development company focused on developing and commercializing of drugs for immune-inflammatory conditions and rare diseases; and

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, an exclusive license to the Licensed Compound(s) (as defined below) under Licensor Intellectual Property, all on the terms and conditions set out below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

Agreement

1.	DEFINITIONS

The following terms have the meanings ascribed below:

1.1.	“Agreement” means this Agreement, and any exhibit, schedule, addendum, or amendment hereto. In the event of a conflict between this Agreement and any exhibit, schedule, or addendum, the body of this Agreement shall control, unless expressly stated to the contrary in such additional document, and executed by the Party against whom enforcement is sought.

1.2.	“Affiliate” means, with respect to a Party, any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of such Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.3.	“Applicable Laws” means (i) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, guidance and common law and (ii) all judicial, executive, legislative, administrative or military orders, directives, decrees, injunctions, judgments, permits, agreements and other legal requirements of, with or adopted or imposed by any governmental authority, now or hereafter in effect and, in each case, as amended from time to time and as applicable to the activities contemplated by this Agreement.

1.4.	“Background IP” means the Intellectual Property owned or controlled by either Party prior to the Effective Date of this Agreement.

1.5.	“Confidential Information” of a Disclosing Party means all confidential or proprietary information provided, disclosed or otherwise made available by or on behalf of the Disclosing Party to the Receiving Party, whether orally, in writing, electronically, or other form, either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing obligations or exercising rights under this Agreement, which may include data, knowledge, ideas, discoveries, inventions (whether or not patented or patentable), improvements, know-how, technology, research results, processes, practices, techniques, methods, biological and other materials, formulations, scientific information, product development information, manufacturing information, business information, financial information, sales information, marketing information, supplier and vendor information, customer information, employee information, and Third Party information, whether or not such information is identified as confidential at the time of disclosure. Notwithstanding the foregoing, Confidential Information does not include any information that: (i) was lawfully known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure to the Receiving Party; (ii) was generally available to the public or otherwise part of the public domain at the time of disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (iv) was lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (v) was independently discovered or developed by or on behalf of the Receiving Party without the benefit or use of, or reliance upon, any Confidential Information of the Disclosing Party as demonstrated by competent documentation; provided, that in connection with the foregoing exclusions, specific Confidential Information shall not be deemed to be known, generally available, or in the public domain (individually and collectively “Available”) merely because broader or related information is Available, nor shall combinations of elements or principles be considered to be Available merely because individual elements thereof are Available. The existence and terms of this Agreement are deemed Confidential Information of both Parties.

1.6.	“Copyrights” means any copyrights in copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, all registrations, applications for registration and renewals of any of the foregoing anywhere in the world, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of copyright law anywhere in the world.

1.7.	“Derivative” means a compound that is derived from the scaffold of the Licensed Compound using chemical reactions on the Licensed Compound or using de novo whole or partial molecule chemical synthesis.

1.8.	“Field” shall mean any and all fields of use.

1.9.	“Governmental Authority” means any: (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature, including any regulatory authority, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal; (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.10.	“Improvement” means any and all technical information, patentable or non-patentable, which cover any improvement, invention or discovery concerning the Licensed Compound or the Licensed Product licensed hereunder.

1.11.	“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) Patents and other indicia of ownership of an invention recognized or issued by or filed with any governmental authority; (ii) Trademarks; (iii) internet domain names; (iv) Copyrights; (v) Know-How; (vi) software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); and (vii) all other intellectual property and proprietary rights.

1.12.	“Know-How” means all commercial, technical, scientific and other data, results, know-how and information, trade secrets, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, knowledge, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications and confidential and proprietary information (including biological, chemical, pharmacological, toxicological, clinical, safety, assay, study designs and protocol and related know-how and trade secrets, and manufacturing data, pre-clinical and clinical data, specifications of ingredients, manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures and related know-how and trade secrets), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.13.	“Licensed Compound” means all Jak inhibitors including PNQ-401 and PNQ-701 and (a) any derivatives, homologs, analogs, metabolites, prodrugs, conjugates, complexes, salts, free acids, bases, solvates, enantiomers, isomers, hydrates, esters, racemates or polymorphs of either or both PNQ-401 and PNQ-701 and/or any formulations thereof, in each case, existing as of the Effective Date; as listed in Exhibit B.

1.14.	“Licensed Product” means any and all pharmaceutical compositions or preparations (in any and all doses forms) in a final form containing a Licensed Compound as the sole active ingredient or in combination with one or more other active ingredients.

1.15.	“Licensed Patents” means Patents related to the Licensed Compound that are owned or controlled by Licensor or its Affiliates as of the Effective Date and that are listed on Exhibit A.

1.16.	“Licensor Intellectual Property” means all Intellectual Property, other than items described in Section 1.11(i), owned or controlled by Licensor that relate to the Licensed Compound existing as of the Effective Date, as listed in Exhibit B.

1.17.	“Net Sales” means, with respect to each Licensed Product, the total gross amounts invoiced for a Licensed Product by Licensee for sales or other commercial disposition of such Licensed Product to a purchaser, less the following:

(a)	customary discounts, trade, quantity and cash discounts, allowed with respect to such sales;

(b)	rejected goods, damaged or defective goods, recalls, returns, rebates, field destroys, reimbursements, chargebacks and other credits and allowances allowed with respect to such sales;

(c)	retroactive price reductions that are actually allowed or granted in relation to sales or other commercial disposition of the Licensed Product made in the preceding twelve (12) months, provided that such reductions shall not, in aggregate, exceed twenty five percent (25%) of the originally agreed price for those sales or other commercial dispositions;

(d)	deductions to the gross invoice price of each Licensed Product imposed by Governmental Authorities;

(e)	costs of packaging, transportation, and insurance, in each case as incurred and included as a specific line item on a bill or invoice to the applicable purchaser;

(f)	sales taxes, use taxes, value added, import/export duties or other government charges, and tariffs actually due and incurred;

(g)	Licensed Product rebates and Licensed Product chargebacks, provided that such chargebacks shall not in aggregate exceed forty percent (40%) of the originally invoiced price, or similar payments or credits consistent with industry standards granted to managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other Government Authorities, their agencies and purchasers and reimbursers; and

(h)	write-offs or allowances for bad debts, provided that:

(i)	only amounts that have remained unpaid for at least 120 days from the original invoice date may be treated as ‘bad debt’;

(ii)	the aggregate deduction for bad debts in respect of Licensed Products for any calendar quarter shall not exceed three percent (10%) of the total gross amounts invoiced for Licensed Products in such calendar quarter;

(iii)	Licensee shall use commercially reasonable efforts to collect all outstanding amounts, including pursuing customary collection procedures; and

(iv)	any amounts previously written off that are subsequently collected shall be included in Net Sales for the calendar quarter in which collected.

Any Licensed Product for which no monetary consideration is received that is used for promotional or advertising purposes, used for free samples, or otherwise distributed to patients unable to purchase the same (including patients in clinical trials or compassionate use programs) shall not be included in Net Sales. Donations for bona fide charitable purposes to unaffiliated third-party organizations (for which no monetary or non-monetary consideration is received directly or indirectly) shall not be included, provided such donations do not exceed 1% of total units sold annually.

1.18.	If any Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales for such Licensed Product shall be determined by multiplying the applicable Net Sales of the Licensed Product (as determined without the application of this paragraph) by the fraction, A/(A+B), where A is the average per unit sale price of the Licensed Product component of the Combination Product when sold separately as a stand-alone product in finished form in the country in which the Combination Product is sold and B is the average per unit sale of the other active ingredients contained in the Combination Product when sold separately as stand-alone products in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of such stand-alone products did not occur in such country in the applicable period, then in the most recent royalty reporting period in which such sales of such stand-alone products occurred in such country. If such average sale prices cannot be determined, Net Sales shall be mutually agreed upon by the parties based on the relative fair market value of each component, if such an agreement cannot be reached, the parties shall select an independent expert in the life sciences field to resolve such matter. As used herein, “Combination Product” means any pharmaceutical product that consists of a Licensed Product as well as one or more other active therapeutic ingredients. In the event that Licensed Product(s) are sold by the Licensee to any of its Affiliates and such Affiliates subsequently resell the Licensed Product(s) to a Third Party, Net Sales shall be calculated based on the resale price charged by the Affiliate to the Third Party. In cases where the Affiliate does not resell the Licensed Product(s) to a Third Party, Net Sales shall be determined based on the fair market value of such Licensed Product(s), as reasonably established by reference to the average sales price charged to independent Third Parties for comparable quantities and under comparable terms. In no event shall the allocation of Net Sales attributable to Licensor’s Licensed Product(s) in any Combination Product be less than thirty percent (30%). For the purposes of the calculation, reporting and auditing of Net Sales and royalties under this Agreement, any consideration and proceeds arising from the sale, distribution or any other commercial disposition of the Licensed Product(s) by or through any sublicensee engaged, appointed or authorized by the Licensee to market, distribute or sell the Licensed Product(s) shall be included in ‘Net Sales’, whether or not such sublicensee is an Affiliate.

1.19.	“Patents” means (i) all patents and patent applications (including provisional and non-provisional patent applications), anywhere in the world, including PCT applications, (ii) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (A) any such patents or patent applications or (B) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (iii) all patents issuing on any of the foregoing anywhere in the world (including from PCT applications), together with all registrations, reissues, re-examinations, patents of addition, utility models or designs, renewals, supplemental protection certificates, or extensions of any of the foregoing and counterparts thereof anywhere in the world.

1.20.	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity.

1.21.	“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, marketing, sale, pricing or reimbursement of a pharmaceutical or diagnostic product in a country or region, including the U.S. Food and Drug Administration (FDA) in the United States, the European Medicines Agency in the European Economic Area, and the Central Drugs Standard Control Organisation (CDSCO) in India.

1.22.	“Representative” means any employee, agent, affiliate, subcontractor, or independent contractor given the authority to act on behalf of a given Party.

1.23.	“Royalty Term” means, on a country-by-country basis, the period beginning on the date of first commercial sale and continuing for a period of 20 (twenty) years.

1.24.	“Territory” means worldwide.

1.25.	“Third Party” means an entity other than (a) Licensor and its Affiliates and (b) Licensee and its Affiliates.

1.26.	“Trademarks” means trademarks, service marks, trade dress, trade names, logos, slogans, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing anywhere in the world, and all goodwill associated with the foregoing.

2.	LICENSE GRANT

2.1.	Grant. Licensor hereby grants to Licensee and its Affiliates an exclusive, worldwide, transferrable, sublicensable (through multiple tiers), royalty-bearing license under Licensed Patents and Licensor Intellectual Property to research, discover, develop, make, have made, use, sell, have sold, offer for sale, import, export, register, commercialize and otherwise exploit Licensed Compound(s) and Licensed Product(s) in the Field in the Territory. Parties expressly acknowledge and agree that the expiry of the Licensor Patents shall not affect or reduce the consideration payable by the Licensee to the Licensor under this Agreement. Upon and after such expiry of the Licensed Patents, the Licensee shall remain obligated to pay 1.5% of its Net Sales to the Licensor in consideration of the Licensee’s continued exclusive license to, and use of the Licensor Know How and related non-public information. This license shall be revocable by the Licensor in the event of material breach by the Licensee, provided that Licensor has first given Licensee written notice of such material breach and Licensee has failed to cure such material breach within (90) ninety days of receipt of such notice and such breach is confirmed through a legal process provided, however, upon the lapse of ninety (90) days stated above, the Licensor may, upon written notice to Licensee, suspend the license granted under this Section 2.1, pending final resolution of such legal process, to the extent in the opinion of the Licensor, such suspension is necessary to prevent or mitigate irreparable harm arising from any breach by the Licensee, including (i) Confidential Information or Know-How; (ii) non-payment of any amounts due to the Licensor when due under this Agreement; or (iii) any use or commercialization outside the scope of the licenses granted by the Licensor.

2.2.	Sublicenses. Any sublicense granted by Licensee to any of its Affiliates or a Third Party shall be subject to the material terms and conditions of this Agreement applicable to such sublicense, including with respect to the confidentiality provisions of this Agreement. Licensee shall have sole discretion in determining the specific terms of any sublicense agreement, including financial terms. Licensee shall not be required to obtain Licensor’s consent for any sublicense or to provide copies of sublicense agreements to Licensor, provided that Licensee remains liable for its obligations. Licensee may grant sublicenses to Affiliates or Third Parties, provided that Licensee shall notify Licensor in writing within thirty (30) days of executing any sublicense. Upon request, Licensee shall provide Licensor with a summary of key terms of such sublicense. Licensee shall remain fully liable for the acts and omissions of its sublicensees.

2.3.	Information Transfer. Within thirty (30) days following the Execution Date, Licensor shall transfer and disclose to Licensee all data, information, documentation, Know-How, and other materials in Licensor’s possession or control relating to the Licensed Compound, including without limitation: (i) all pre-clinical and clinical data; (ii) regulatory filings and correspondence; (iii) manufacturing information and specifications; (iv) safety and toxicology data; (v) analytical methods and specifications; and (vi) all other technical, scientific, and regulatory information relating to the Licensed Compounds (collectively, the “Transferred Information”, as listed in Exhibit B) for the development, manufacture, to the extent it exists and is in Licensor’s possession and control.

2.4.	As-Is Transfer. The Licensed Compound and all associated Transferred Information are provided by Licensor to Licensee on an “as-is” basis. Licensor makes no representations or warranties, express or implied, including without limitation any warranties of merchantability, fitness for a particular purpose, non-infringement, or accuracy of the Transferred Information, except as expressly set forth in this Agreement. Licensee is aware of the nature and extent of information available with Licensor.

2.5.	Cooperation. Following the initial transfer, in case the Licensee requires any information from the Licensor which requires a third-party consultant, the cost of engaging such consultant shall be borne by the Licensee. Such consultant shall be engaged directly by the Licensee, and the Licensor shall have no involvement in such engagement.

3.	DEVELOPMENT AND COMMERCIALIZATION

3.1.	Licensee Development Responsibilities. Subject to the exclusive license granted under Section 2.1, Licensee shall be solely responsible for and have complete discretion, in terms of timing and activities, over:

(a)	Development Activities: Licensee (itself and/or with or through its Affiliates or sublicensee) shall be solely responsible, at its own risk and expense, for, and shall control all aspects of, worldwide research, development, manufacture, non-clinical studies, clinical trials, registration, commercialization, and other development activities for each Licensed Product, including but not limited to study design, protocol development, pre-clinical development, clinical development, site selection, patient enrollment, data collection and analysis, marketing, promoting, selling, distributing, determining pricing for each Licensed Product, and all decisions regarding development strategy and timelines;

(b)	Regulatory Management: All regulatory interactions, communications, filings, submissions, and approvals with any Regulatory Authority worldwide, including but not limited to investigational new drug applications (INDs), new drug applications (NDAs), biologics license applications (BLAs), marketing authorization applications (MAAs), and all post-marketing regulatory obligations. Licensor shall not be responsible for any regulatory compliance or outcomes;

(c)	Asset Management: All other aspects of asset management related to each Licensed Product, including but not limited to manufacturing strategy, supply chain management, commercialization planning, market access strategies, pricing decisions, distribution arrangements, and marketing activities;

(d)	Third Party Arrangements: Negotiation and execution of any agreements with Third Parties necessary for the development, manufacturing, or commercialization of a Licensed Product, including but not limited to contract research organizations (CROs), contract manufacturing organizations (CMOs), distributors, and sublicensees. Licensor shall not be a party to, nor bear any responsibility for, such Third Party arrangements; and

(e)	No Assumption of Liability. Licensor shall have no responsibility or liability for any obligations, actions or omissions of Licensee, its Affiliates or sublicensees under this Section 3, including but not limited to in connection with the research, development, manufacture, regulatory interactions, regulatory compliance, commercialization, marketing, sale, distribution, pricing, quality, recall, product liability and medical affairs of any Licensed Product, or any Third Party arrangements entered into by the Licensee, its Affiliates or sublicensees.

Licensee shall perform all such activities in compliance with applicable laws, regulations, and third-party rights, and shall indemnify, defend, and hold harmless Licensor from and against any and all claims, liabilities, damages, losses, and expenses arising from or related to Licensee’s development, manufacture, or commercialization of any Licensed Product.

3.2.	Patent Maintenance and Prosecution Responsibilities.

(a)	Transfer of Responsibility: Effective as of the Effective Date, Licensee subject to applicable law, shall assume sole responsibility for and control over all activities related to the Licensed Patents, including but not limited to:

(i)	Payment of all patent-related fees, including maintenance fees, annuity fees, renewal fees, and any other official fees required to maintain the validity and enforceability of the Licensed Patents;

(ii)	All patent prosecution activities, including preparation and filing of patent applications, responses to office actions, appeals, interferences, oppositions, and any other proceedings before patent offices worldwide;

(iii)	Patent portfolio management decisions, including decisions regarding which patents to maintain, abandon, or file in additional jurisdictions;

(iv)	Engagement and management of patent attorneys and agents worldwide; and

(v)	All costs and expenses associated with the foregoing activities. Licensor shall not be responsible for any such costs or liabilities.

Licensor shall retain the right to audit patent activities annually and may request updates on prosecution status, if any.

(b)	Licensor Cooperation: Licensor shall, at Licensee’s request, provide access to existing patent prosecution files and may, at its sole discretion, facilitate an introduction to current patent counsel. Following such initial transfer, Licensor shall have no further obligation to cooperate, assist, or support Licensee in any manner related to patent prosecution or maintenance. Such cooperation shall be subject to Licensor’s confidentiality obligations, resource availability, and shall not require Licensor to incur any expense or liability.

4.	ECONOMIC TERMS

4.1.	Royalty Payments. In consideration for the exclusive license and rights granted to Licensee herein, including but not limited to access to Know-How, Licensed Patents and Licensor Intellectual Property, Licensee hereby agrees to pay 1.5% of Net Sales during the Royalty Term. Upon the expiry of the term of Licensor Patents, Licensee shall be obligated to pay 1.5% of its Net Sales of Licensed Products in consideration solely for its exclusive license to Licensor Know-How and Licensor Intellectual Property, which remains confidential.

4.2.	Royalty Payment Schedule. The royalty payments due under this Agreement, as specified in Section 4.1, shall be calculated and paid by Licensee to Licensor on an annual basis. The annual royalty payment shall be due within sixty (60) days following the end of each calendar year during the Royalty Term to allow for proper accounting reconciliation and reporting. Licensee shall provide Licensor with a detailed statement of Net Sales and the corresponding royalty calculation for the applicable calendar year, along with the royalty payment. Any payments not made within 60 days from the date of invoice sent by Licensor shall accrue interest at 1.5% per month from due date until paid in full.

4.3.	Net Sales Disclosure. Licensee shall provide Licensor with quarterly written reports detailing the Net Sales of each Licensed Product. Said reports shall be delivered within forty five (45) days following the end of each calendar quarter. Licensee shall keep true, accurate and consistent records relating to the gross revenues derived from the use, offer for sale, sales, lease, rent and export of Licensed Products and related services, by country. Licensor may audit once per year at own expense. If the audit reveals underpayment of over 10%, the Licensee pays audit costs plus interest at 1.5% per month. Records shall be retained for a period of 5 (five) years.

4.4.	Third Party Obligations Payments. Licensee shall be solely responsible for any and all claims, costs, fees, or payments associated with obtaining rights from Third Parties necessary to develop, manufacture, commercialize, or use any Licensed Product. No amounts payable to Licensor under this Agreement shall be reduced, offset, or withheld due to Licensee’s obligations to any Third Party, including under any Third Party License. Licensor shall have no responsibility or liability in connection with any such Third Party arrangements.

4.5.	Payment Dispute. All payments due under this Agreement shall be made within the timeline specified for each such payment. In the event of a dispute regarding any payment under this Section 4, the disputing Party must provide a written notice of the dispute to the other Party within fifteen (15) days of receiving the payment or the payment due date, whichever is earlier, detailing the specific nature and basis of the dispute. Both Parties shall work to resolve any such dispute amicably within thirty (30) days of the dispute notice. If the dispute remains unresolved after this period, either Party may pursue resolution through the senior management of each Party as provided in Section 11.

4.6.	Taxes.

(a)	Taxes on Income. Each Party shall be responsible for any tax imposed on its share of income arising from the activities of the Parties under this Agreement, including income tax and capital gains tax. Neither Party shall have any obligation to the other Party in connection with any failure by the other Party to fully comply with its tax obligations.

(b)	Transfer Taxes. Payments under this Agreement are inclusive of all taxes such as taxes imposed on the production, sale, delivery, or use of Licensed Product, including, without limitation, any applicable value-added tax, goods and services tax, sales tax, excise tax, or similar taxes.

5.	OWNERSHIP

5.1.	Background IP. Each Party’s Background IP is and shall remain the sole and exclusive property of the respective Party.

5.2.	Licensor Ownership. Licensor shall remain the sole and exclusive owner of the Licensed Compound, all Licensed Patents, and Licensor Intellectual Property.

5.3.	Improvements. Title to any Improvement developed, discovered and/or reduced to practice solely by Licensee in connection with the licenses granted under Section 2.1 above shall be vested solely in Licensee. Title to any Improvement developed, discovered and/or reduced to practice solely by Licensor shall be vested solely in Licensor, subject to the licenses granted under Section 2.1 above.

5.4.	Patent Enforcement.

5.4.1.	Notice of Infringement. Each Party shall promptly notify the other Party in writing within ten (10) business days after becoming aware of any actual or threatened infringement by a Third Party of any Licensed Patent.

5.4.2.	Licensee’s First Right to Enforce. Licensee, at its own expense, shall have the first right to file, prosecute and maintain the Licensed Patent rights in its own name. Licensee shall notify Licensor in writing within ninety (90) days after receiving or providing notice under Section 5.4.1 of whether it intends to initiate an enforcement action. If Licensee elects to initiate such enforcement action, Licensee shall have the sole right to select counsel and control the prosecution, defense, and settlement of such action.

5.4.3.	Licensor Step-In Right. In the event Licensee: (i) notifies Licensor in writing that it does not intend to bring an enforcement action; or (ii) fails to notify Licensor of its intention within the ninety (90) day period specified in Section 5.4.2; or (iii) initiates an enforcement action but subsequently abandons, dismisses, or fails to diligently pursue such action, then Licensor shall have the right, but not the obligation, to bring and control such enforcement action at its own expense and through counsel of its choice.

5.4.4.	Cooperation. The non-enforcing Party shall reasonably cooperate with the enforcing Party in any enforcement action brought under this Section 5.4, including by providing access to relevant documents, information, and records, and making its employees and agents available for interviews, depositions, and testimony, all at the enforcing Party’s reasonable expense.

5.4.5.	Settlement Restrictions. Neither Party may settle, compromise, or consent to any judgment in any enforcement action brought under this Section 5.4 in any manner that: (i) admits or acknowledges the invalidity, unenforceability, or non-infringement of any Licensed Patent; (ii) imposes any financial or other obligation or liability on the non-enforcing Party; (iii) restricts or limits the non-enforcing Party’s rights under this Agreement; or (iv) grants any license or other rights under the Licensed Patents to the alleged infringer, without the prior written consent of the non-enforcing Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.4.6.	Allocation of Recoveries. Any monetary recovery (whether by judgment, settlement, or otherwise) obtained in connection with an enforcement action brought under this Section 5.4 shall be allocated in the following order of priority:

(i)	First, to reimburse the enforcing Party for all of its reasonable out-of-pocket costs and expenses incurred in connection with such enforcement action, including without limitation reasonable attorneys’ fees, expert witness fees, court costs, and litigation expenses;

(ii)	Second, to reimburse the non-enforcing Party for any reasonable out-of-pocket costs and expenses incurred by the non-enforcing Party in providing cooperation under Section 5.5.4;

(iii)	Third, if the enforcement action was brought and controlled by Licensee pursuant to Section 5.4.2, any remaining recovery shall be treated as Net Sales of Licensed Products for purposes of calculating royalty payments under Section 4.1, and Licensee shall pay to Licensor the applicable royalty on such amounts within sixty (60) days of receipt of such recovery; and

(iv)	Fourth, if the enforcement action was brought and controlled by Licensor pursuant to Section 5.4.3, Licensor shall retain any remaining recovery after the reimbursements described in subsections (i) and (ii) above.

5.4.7.	Abandoned Enforcement. If the enforcing Party elects to abandon or discontinue an enforcement action initiated under this Section 5.4, it shall provide reasonable prior written notice to the non-enforcing Party, and the non-enforcing Party shall thereafter have the right (but not the obligation) to continue such enforcement action at its own expense, in which case the roles of enforcing Party and non-enforcing Party shall be reversed for purposes of this Section 5.4.

5.5.	Patent Non-Challenge. Licensee shall not challenge validity or enforceability of any Licensed Patent including filing IPR, oppositions, asserting invalidity defenses, or assisting Third Parties in challenges. Breach is material breach allowing immediate termination without cure period.

6.	CONFIDENTIAL INFORMATION AND PUBLICITY

6.1	Confidentiality, Non-Disclosure and Use Obligations. Licensor and Licensee acknowledge and agree that in the course of negotiating this Agreement and during the Term, a Party (the “Receiving Party”) may receive or otherwise obtain Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement. During the Term and for ten (10) years after any termination of this Agreement (except for Confidential Information that constitutes a trade secret, with respect to which the obligations of confidentiality in this Section 6.1 shall continue for as long as such Confidential Information constitutes a trade secret), the Receiving Party shall keep confidential, shall not disclose to any Third Party (except to its Representatives as permitted by Section 6.2), and shall not use for any purpose other than the exercise of its rights and the performance of its obligations set forth in this Agreement, any Confidential Information of the Disclosing Party heretofore or hereafter disclosed or otherwise made available to it by or on behalf of the Disclosing Party. Without limitation of the foregoing, the Receiving Party shall take such action to preserve the confidentiality of the Disclosing Party’s Confidential Information as the Receiving Party would customarily take to preserve the confidentiality of its own Confidential Information of a similar nature, using a level of care that shall not under any circumstances be less than a commercially reasonable degree of care. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of Confidential Information of the other Party. The foregoing obligations shall apply equally to all copies, extracts and summaries of Confidential Information.

6.2	Representatives. A Receiving Party may disclose the Disclosing Party’s Confidential Information to any of its Representatives who have a need to know such information, but only if and to the extent necessary to exercise its rights and perform its obligations under this Agreement, and only if such Representatives are bound by confidentiality, non-disclosure and non-use obligations no less restrictive than those set forth in this Section 6. The Receiving Party shall be liable for any action or inaction of its Representatives that would be considered a breach of this Section 6 if committed by the Receiving Party.

6.3	Disclosures Required by Law. Notwithstanding the other provisions of this Section 6, a Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed pursuant to a valid order or requirement of a court of competent jurisdiction or a governmental authority or pursuant to Applicable Law; provided, that, to the extent permitted by Applicable Law, the Receiving Party shall advise the Disclosing Party promptly of any such disclosure requirement in order to permit the Disclosing Party to undertake efforts to restrict or limit the required disclosure (and the Receiving Party shall, at the Disclosing Party’s expense, assist the Disclosing Party in such efforts to the extent reasonably requested by the Disclosing Party) and shall disclose only that portion of such Confidential Information that is required to be disclosed; and provided further, that any Confidential Information disclosed under this Section 6.3 shall continue to be treated as Confidential Information hereunder by the Receiving Party notwithstanding such disclosure unless such disclosure renders such information publicly accessible. Without limitation of the foregoing, if either Party or its Affiliates is required to disclose this Agreement (including redaction of certain provisions of this Agreement) or any terms or conditions hereof in any report, statement or other document required to be filed by such Party or its Affiliates with the U.S. Securities and Exchange Commission (SEC) or similar regulatory agency in any other country or any U.S. or foreign stock exchange or other securities trading institution, provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies, then such Party shall provide reasonable prior written notice of such filing to the other Party and shall consider in good faith any requests for confidential treatment as may be reasonably requested by the other Party; provided, that each Party may make any such filing as its legal advisor determines is necessary under Applicable Law. As between the Parties, Confidential Information that is disclosed pursuant to this Section 6.3 shall remain otherwise subject to the confidentiality, non-disclosure and non-use provisions set forth under this Section 6.

6.4	Permitted Disclosures. Notwithstanding the other provisions of this Section 6 either Party may disclose the existence and confidential terms of this Agreement to the extent such disclosure is reasonably necessary to Third Parties that have a legitimate need to know such information as part of such Party’s financing activities or in connection with any sale or other transfer of such Party’s business or assets, solely for the purpose of evaluating or carrying out an actual or potential investment or acquisition; provided, that the recipients of such information are bound by written nondisclosure, confidentiality and non-use obligations consistent with those set forth in this Section 6, and provided further, that such Party shall be liable for any action or inaction of such Third Parties that would be considered a breach of this Section 6 if committed by such Party. Confidential Information that is disclosed pursuant to this Section 6 shall remain otherwise subject to the confidentiality, non-disclosure and non-use provisions set forth under this Section 6.

6.5	Securities Law Compliance. Each Party acknowledges that it is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, that United States securities laws and other applicable securities laws prohibit any person who has received material, non-public information concerning a publicly traded entity from purchasing or selling securities of such entity or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees to comply with all applicable securities laws in connection with any Confidential Information received under this Agreement.

6.6	Export-Control Compliance. Licensee shall comply with all applicable export control laws and regulations, including those of the United States, India, and any other relevant jurisdictions. Prior Confidential Disclosure Agreement. As of the Effective Date, the terms of this Section 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Term Sheet between Licensor and Licensee dated September 02, 2025. Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.

6.7	Publicity. Neither Party may issue any press release, make any public announcement, or otherwise publicly disclose the existence or terms of this Agreement or any transaction contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

6.8	Return of Confidential Information. Confidential Information disclosed to a Receiving Party by or on behalf of a Disclosing Party hereunder, including all copies, extracts and summaries thereof, shall remain the sole property of the Disclosing Party. Upon termination or early expiration of this Agreement, the Receiving Party shall promptly return to the Disclosing Party or, at the Disclosing Party’s request, destroy all documents and other tangible materials representing the Disclosing Party’s Confidential Information; provided, that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of this Agreement and such copy shall remain subject to the confidentiality, non-use and nondisclosure obligations hereunder. An authorized person of the Receiving Party also shall certify in writing that it has satisfied its obligations under this Section 6.8 within ten (10) business days of a written request by the Disclosing Party.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Mutual Representations and Warranties.

(a)	Authority. Each of the Parties represents and warrants to the other it has the full right, power and authority to enter into this Agreement.

(b)	Valid Organization. Each of the Parties represents and warrants to the other that it is duly organized, validly existing and in good standing under the laws governing its formation and organization.

(c)	Permits. Each of the Parties represents and warrants to the other that it holds such permits necessary to perform its obligations hereunder and is not aware of any reason why such permits might no longer be valid.

(d)	No Authorization, Consent or Approval Required. Each of the Parties represents and warrants to the other that no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it of this Agreement.

(e)	No Conflicts. Each of the Parties represents and warrants to the other that the execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law.

(f)	Valid and Binding Obligation. Each of the Parties represents and warrants to the other that the execution and delivery of this Agreement have been duly authorized by all necessary corporate actions on the part of such Party, and this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

(g)	FDCA. Each of the Parties represents and warrants to the other that: (i) neither it nor, to the Party’s actual knowledge, any employee, agent or subcontractor of the Party or any of its Affiliates involved or to be involved in the Party’s activities under this Agreement has been debarred under Subsection (a) or (b) of Section 306 of the FDCA; (ii) no person who is known by the Party to have been debarred under Subsection (a) or (b) of Section 306 of the FDCA will be employed by the Party in the performance of any activities hereunder; and (iii) to the actual knowledge of the Party, no person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List, and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.

(h)	Anti-Corruption Laws. Each of the Parties represents and warrants to the other that neither it, nor any of its Affiliates, nor any of their respective directors, officers, employees or agents, has taken any action, directly or indirectly, that would result in a violation by such persons of any Anti-Corruption Laws (as defined below). For purposes of this Agreement, “Anti-Corruption Laws” means collectively the applicable anti-corruption laws, rules, and regulations, including local anti-corruption and anti-bribery laws, rules and regulations.

7.2	Representations, Warranties, and Covenants by Licensor. Licensor sets forth the below representations and warranties:

(a)	Exhibit A attached hereto contains a true and complete list of the Licensed Patents existing on the Effective Date, each jurisdiction in which such Licensed Patents have been filed, and the filing date in each such jurisdiction. The Licensed Patents listed in Exhibit A include all of the patents that relate to the Licensed Compound owned or controlled by Licensor as of the Effective Date that claim or cover any Licensed Compound, or the manufacture, use, sale, offer for sale, or import of the foregoing;

(b)	there are no licenses, sublicenses, and other agreements requiring Licensor or any of its Affiliates to license, assign, or otherwise grant rights to any Third Party for any additions, modifications, or improvements made by or for Licensor or its Affiliates to any Licensed Patents;

(c)	neither Licensor nor any of its Affiliates is a party to (i) any license, sublicense or other agreement to which and pursuant to which any Third Party is granted any license or other right to make, have made, use, sell, have sold, offer for sale, import or otherwise distribute or exploit a Licensed Compound or a Licensed Product, (ii) any covenant not to assert/sue or other immunity from suit under or any other rights to, any Licensed Patents and/or Licensor Know-How, or (iii) any ownership right or title, whether actual or contingent, to any Licensed Patents and/or Licensor Know-How;

(d)	Licensor has, and will continue to have, all necessary rights and licenses to grant to Licensee the rights and permissions expressly granted pursuant to this Agreement;

(e)	Licensor has not, and neither has any of its Affiliates, granted to any Third Party any license or other right with respect to any Licensed Compound, Licensed Product, Licensed Patents and/or Licensor Know-How that conflicts with the license and rights granted to Licensee herein;

(f)	Licensor has the right to transfer Transferred Information, confidential information or other materials to Licensee and to grant Licensee the right to use such Transferred Information, confidential information or other materials in accordance with the terms of this Agreement;

(g)	To Licensor’s actual knowledge as of the Effective Date, all Licensor Intellectual Property and Licensed Patents are free and clear of any encumbrances, liens, pledges, charges, security interests, leases, adverse claims or encumbrances of any kind or character whatsoever that would impair the rights granted to Licensee under this Agreement;

(h)	The consummation of this Agreement does not, with respect to Licensor’s rights in and to Licensor Intellectual Property and Licensor Patents: (a) result in the loss or impairment of such rights; (b) trigger any additional obligations or liabilities on Licensee for such rights; (c) give rise to any rights of any Third Party to terminate such rights; (d) trigger or otherwise give rise to payment of any additional amounts with respect to such rights; or (e) require the consent of any Third Party in respect of such rights that has not already been obtained;

(i)	Neither Licensor nor any of its Affiliates has provided any Third Party written notice that such Third Party infringes or has infringed the Licensed Patents listed in Exhibit A or misappropriated or used, without authorization, the Licensor Know-How; and

(j)	With respect to the representations and warranties set forth in this Section 7.2, as of the Effective Date, to Licensor’s actual knowledge, Licensor has not received written notice of any pending, Third Party claims, demands, proceedings, or causes of action against Licensor.

Notwithstanding anything to the contrary contained herein, it is hereby clarified that, except as stated expressly, Licensor makes no other representations or warranties, express or implied, including any warranties of merchantability, accuracy, fitness for a particular purpose, or non-infringement. All representations and warranties made by Licensor are qualified by the best of the Licensor’s knowledge as of the Effective Date. It is further clarified that Licensor makes no representation or warranty regarding the validity, enforceability, or scope of any Licensed Patent.

8.	TERM; TERMINATION

8.1	Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 8, continue for the later of: until 10 years from the Effective Date, or until expiry of Royalty Term (the “Term”).

8.2	Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days after notice from the terminating Party indicating the nature of such breach. If such breach is not cured on or before the end of such cure period, the non-breaching Party may terminate this Agreement in its entirety with immediate effect by written notice to the breaching Party. For clarity, in the event of material breach of this Agreement by either Party that is not cured within the applicable notice period set forth in this Section 8.2, the non-breaching Party, at its sole discretion, may either terminate this Agreement in accordance with this Section 8.2; or elect (i) not to terminate this Agreement, (ii) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (iii) pursue any remedy that may be available to the non-breaching Party at law or in equity as a result of the breaching Party’s breach of this Agreement, without prejudice to the non-breaching Party’s right to terminate this Agreement at a later date pursuant to this Section 8.2 (for that uncured material breach or any other uncured material breach of this Agreement by the breaching Party) or pursuant to Section 8.1.

8.3	Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.4	Effect of Expiration or Termination. Upon expiry or termination of this Agreement, the license granted to Licensee pursuant to Section 2.1 shall automatically and immediately terminate without further action and revert to Licensor, and Licensee shall have no further right to develop, manufacture, use, sell, or otherwise exploit the Licensed Compound or any Licensed Product. Licensee shall promptly cease all such activities and, within thirty (30) days of termination, return or destroy all Confidential Information, Know-How, and materials received from Licensor, and certify such return or destruction in writing.

8.5	Survival. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder. In addition to any other right or obligation that by its nature is intended to survive any termination or expiration, the following Sections shall survive any termination or expiration of this Agreement: (i) Section 1 (Definitions); (ii) Section 5 (Ownership); (iii) Section 6 (Confidential Information and Publicity); (iv) Section 8.4 (Effect of Expiration or Termination); (v) this Section 8.5 (Survival); (vi) Section 9 (Indemnification); (vii) Section 10 (Limitation on Liability); (viii) Section 11 (Internal Resolution); and (ix) Section 12 (Miscellaneous).

9.	INDEMNIFICATION

9.1	Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor, its Affiliates, and their respective directors, officers, employees, contractors, agents, and other representatives (collectively, the “Licensor Indemnified Parties”), only to the extent of direct damages, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and legal expenses) arising out of or resulting from and against any and all Third-Party suits, claims, demands, proceedings, or causes of action (“Claims”) or resulting from: (a) any breach by Licensee of its representations, warranties, covenants, or obligations under this Agreement; (b) the negligence or wilful misconduct of Licensee or its Affiliates in the performance of this Agreement; and (c) Licensee’s (and its Affiliates’, sublicensees’, or contractors’) research, development, manufacture, testing, sale, import, export, or use of Licensed Products, including product liability or personal injury Claims, recalls, and regulatory non-compliance. Licensee’s indemnity obligations in this Section 9.1 extend to Claims made by Licensee’s employees, subcontractors, sublicensees, or agents, as well as Claims by members of the general public. However, Licensee shall have no obligation to indemnify Licensor for any breach, negligence, or wilful misconduct committed by Licensor or its Affiliates.

9.2	Indemnification by Licensor. Licensor shall indemnify and hold harmless Licensee, its Affiliates, and their respective directors, officers, employees, contractors, agents, and other representatives (collectively, the “Licensee Indemnified Parties”) only to the extent of direct damages, liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Licensee Indemnified Parties (and not in respect of any Third-Party suits, claims, demands, proceedings, or causes of action) directly arising out of or resulting from: (a) any material breach by Licensor of its representations, warranties set forth in Section 7.1; or (b) the sole gross negligence or wilful misconduct of Licensor or its Affiliates in the performance of this Agreement; provided that Licensee may only bring any Claim or seek indemnification under this Section 9.2 for acts or omissions occurring on or after the Effective Date.

For the avoidance of doubt, Licensor shall bear no burden of indemnity for third-party infringement Claims related to Licensee’s commercialization activities. Notwithstanding anything to the contrary in this Agreement, Licensor’s total aggregate liability under this Section 9 shall not exceed the total amount of royalties actually received by Licensor under this Agreement as of the date the indemnity claim is first made in writing by Licensee. This limitation shall apply regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and shall survive termination or expiration of this Agreement.

9.3	Indemnification Procedures. For any Claim for which indemnification is sought pursuant to Section 9.1 or Section 9.2, the party seeking indemnification (the “Indemnified Party”) shall provide written notice to the Indemnifying Party of any Claim as soon as reasonably possible, and in any event, no later than thirty (30) days after the Indemnified Party has actual knowledge of such Claim (an “Indemnification Claim Notice”), provided, that if the Indemnified Party fails to promptly notify the Indemnifying Party pursuant to the foregoing clause, the Indemnifying Party will only be relieved of its indemnification obligation hereunder to the extent actually prejudiced by such failure. Such Indemnification Claim Notice shall include a description of the Claim. Together with the Indemnification Claim Notice, the Indemnified Party shall provide the Indemnifying Party with copies of all notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. The Indemnifying Party shall assume control over the investigation of, preparation, defense, and settlement or voluntary disposition of any such Claim, using legal counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnified Party shall assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense and request, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim. The Indemnified Party may not compromise, settle, or enter into any voluntary disposition of the Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In no event may the Indemnifying Party compromise, settle, or enter into any voluntary disposition of any Claim in any manner that admits fault or wrongdoing on the part of the Indemnified Party or incurs non-indemnified liability on the part of the indemnified Party without the prior written consent of the indemnified Party.

10.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, EXEMPLARY, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS UNDER SECTION 9, OR DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR BREACH OF ITS OBLIGATIONS IN SECTION 5 OR CONFIDENTIALITY OBLIGATIONS IN SECTION 6.

11.	INTERNAL RESOLUTION. The Parties recognize that controversies, disputes or claims may arise between the Parties from time to time during the Term under, relating to or in connection with this Agreement, including financial disputes and disputes as to the validity, construction, performance, or alleged default or breach of this Agreement (individually, a “Dispute,” and collectively, “Disputes”). It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to first follow the procedures set forth in this Article 11 prior to resorting to litigation, if and when a Dispute arises between the Parties. If the Parties cannot resolve a Dispute within thirty (30) days of a Party’s written request to attempt to resolve the Dispute, either Party, by written notice to the other Party, may have the Dispute referred to an officer of Licensee (or more senior officer designated by Licensee) and the senior officer designated by Licensor for attempted resolution by good faith negotiations. In case Parties are unable to resolve the Dispute within thirty (30) days after such notice is received by the other Party, either party may seek resolution in a court of competent jurisdiction in the State of New York.

In case a Dispute cannot be resolved by way of discussions within thirty (30) days, the Parties shall first attempt to resolve the Dispute through mediation administered by American Arbitration Association International Centre for Dispute Resolution before initiating litigation. The costs of such mediation shall be shared equally.

12.	MISCELLANEOUS

12.1	Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, and unless expressly stated otherwise herein with respect to a specific notice, consent or report, delivered by email (with confirmation of receipt) or (a) by hand, (b) by U.S. registered or certified mail, postage prepaid, return receipt requested, or (c) by internationally recognized express courier, at the Party’s address for notice set forth below:

If to Licensor:

Impetis Biosciences Limited

Email: [*]

6th Floor, Wing E, Times Square,

Marol, Andheri-Kurla Road,

Gamdevi, Andheri-East,

Mumbai – 400059,

Maharashtra, India.

With an email copy to:

Mr. Abhishek Jain

Email: [*]

All such notices, consents or reports shall be effective upon receipt.

12.2	Equitable Relief. The Parties agree that irreparable damage may occur, which may not be adequately compensated by monetary damages alone, if Section 6 of this Agreement is breached. It is accordingly agreed that the Parties shall be entitled to seek equitable relief (including an injunction or specific performance) to enforce a Party’s rights under Section 6 in addition to any other remedy to which a Party is entitled at law.

12.3	Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute or establish a partnership, joint venture, agency or other relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which would be binding on the other Party, without the prior written consent of the other Party to do so.

12.4	Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in performing any term of this Agreement (other than a Party’s payment obligations hereunder), to the extent, and for so long as, such failure or delay is caused by or results from a force majeure event, including fire, floods, embargoes, power shortage or failure, acts of war (whether declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances (other than labor actions against the affected Party), or acts of God, provided, that the affected Party notifies the other Party of such circumstances as soon as reasonably possible, but in no event later than ten (10) days after the occurrence thereof, and uses reasonable efforts to overcome such circumstances as soon as reasonably practicable, provided, further, that such excuse from liability, default or breach shall be effective only to the extent and duration of the events causing the failure or delay in performance, and provided further, that the affected Party has not caused, by action or inaction, such events to occur.

12.5	Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, and signed on behalf of each Party.

12.6	Waiver. The failure or delay of either Party in exercising any right or remedy hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

12.7	Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Any headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

12.8	Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof.

12.9	No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, their affiliates and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

12.10	Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of New York, New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of New York.

12.11	Assignment.

(a)	Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent. Any purported assignment in violation of this Section 12.11 (a) shall be void and without effect.

(b)	Notwithstanding Section 12.11(a), a Party may assign this agreement without the prior written consent of the other Party to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction.

(c)	This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

12.12	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

12.13	Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.14	No Presumption Against Drafting Party. Each of the Licensor and the Licensee acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived

12.15	Exclusive Remedies. Except as expressly stated herein, no remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy is cumulative and in addition to every other remedy available to a Party hereunder or otherwise existing at law, in equity, by statute, or otherwise. The election of any one or more remedies by either Party shall not constitute a waiver of the right to pursue any other available remedies.

12.16	Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A facsimile, PDF or other electronic signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their duly authorized representatives with effect as of the Effective Date.

Impetis Biosciences Limited		Vyome Holdings, Inc.

By:	/s/ Abhishek Jain	By:	/s/ Venkat Nelabhotla
Name:	ABHISHEK JAIN	Name:	Venkat Nelabhotla
Title:	DIRECTOR	Title:	President & CEO
Date:	April 21, 2026	Date:	May 8, 2026

[Exhibits to follow on subsequent page]

EXHIBIT A

LIST OF LICENSED PATENTS

Target	Title	Country	Application No.	Grant Number
Tricyclic-JAK3. PNQ-401 (RA1 ADV-1006387), RA2 (ADV-1006539), RA3 (ADV-1006811), RA5 (ADV-1007406), RA7 (ADV-1007409)	SUBSTITUTED FUSED TRICYCLIC COMPOUNDS, COMPOSITIONS AND MEDICINAL APPLICATIONS THEREOF.	Canada	2,830,882	2,830,882
		Belgium	12 723 932.5	2688890
		Switzerland
		Germany
		France
		UK
		European Patent Office
		India	891/CHE/2011	311021
		Japan	2014-500544	6277121
		United States of America	14/006,630	US 9,115,133 B2

[Exhibit B to follow on subsequent page]

EXHIBIT B

Licensed Compounds

	PNQ 401	PNQ-701
Chemical Formula	C18H17F3N4O	C17H16F3N5O
Molecular Structure

Licensor Intellectual Property

PNQ 401	PNQ 701
Experimental Procedure	Experimental Procedure
Stability Summary Reports	Standard Testing Procedure
HPLC Method	Analytical Test Report
Analytical Test Report	PD assays
DMPK	PK studies
Toxicology	Toxicity Data
In vivo efficacy and pharmacodynamic assays